                                  SERVICE AGREEMENT

     This Service Agreement ("Agreement") is entered into as of November 10, 1997, by and among PaineWebber Incorporated, a Delaware corporation ("PaineWebber") and Denver Investment Advisors LLC, a Colorado Limited Liability Corporation ("Co-Administrator" or "DIA"), ALPS Mutual Fund Services, Inc., a Colorado corporation ("Distributor"), and Westcore Trust, a Massachusetts Business Trust (the "Trust"), each on its own behalf and Westcore Trust on behalf of each of the registered investment companies listed on Exhibit A (such registered investment companies and the specific series or classes of shares listed in Exhibit A being referred to as the "Fund(s)").

                                       RECITALS

     1. PaineWebber is the sponsor of a mutual fund advisory program ("Program") on behalf of certain clients of PaineWebber. Clients of PaineWebber who participate in the Program are referred to in this Agreement as "Program Clients";

     2. Program Clients may purchase the shares of certain proprietary and nonproprietary open-end management investment companies;

     3. Distributor is the principal underwriter and distributor for the Funds, each of which is registered with the Securities and Exchange Commission ("SEC") as an open-end management investment company under the Investment Company Act of 1940 ("1940 Act"), and offers for sale shares of the Funds, which may include shares issued in separate series or classes;

     4.   DIA acts as co-administrator of the Trust's Funds;

     5. PaineWebber and Distributor each wish to allow shares of the Funds ("Shares") to be sold to Program Clients at net asset value, subject to the terms and conditions of this Agreement; and

     6. PaineWebber and Distributor each wish to allow Shares that Program Clients have purchased outside the Program, to be brought within the Program, subject to the terms and conditions of this Agreement.

     THEREFORE, in consideration of the foregoing and the mutual promises contained in this Agreement, the parties agree as follows:

1. CERTAIN DEFINED TERMS. As used in this Agreement, the term "Prospectus" means a Fund's current statutory prospectus and the term "Statement of Additional Information" or "SAI" means a Fund's current statement of additional information, whether in paper format or electronic format, each as included in the Fund's currently effective registration statement (or post-effective amendment thereto) filed with the SEC pursuant to the Securities Act of 1933

("1933 Act"). The terms "Prospectus" and "SAI" include any information that the Fund files with the SEC under the 1933 Act as a supplement to such prospectus or statement of additional information, respectively. "Business Day" shall mean any day that the New York Stock Exchange is open for trading.

2. SALE OF SHARES. (a) PaineWebber may, in its sole discretion, make available to its Program Clients Shares of any or all of the Funds listed on Exhibit A. Distributor will offer Shares to Program Clients, as PaineWebber may request. PaineWebber will have the right to discontinue the use of any Funds in the Program at any time.

     (b) Distributor and each Fund agree that all transactions involving Shares that are effected pursuant to this Agreement will be made (i) without any initial sales charges, loads, transaction fees, contingent deferred sales loads, or any fee charged to exchange one Fund's Shares for Shares of another Fund, and
(ii) no minimum amount will be required to make an additional purchase or redemption of Shares (whether by direct investment or exchange). However, Program Clients will continue to be subject to the Funds' requirements regarding minimum initial investments and other provisions of the Funds' prospectus.

     (c) PaineWebber will not receive any discount, commission or other concession with respect to any such sales, but will be entitled to receive service fees as set forth in Section 5 hereof.

     (d) With regard to each transaction in Shares for, and any services provided to, a Program Client: (i) except as provided in Section 2(f) below, PaineWebber will act solely as agent for its client, and in no circumstances will PaineWebber be authorized by this Agreement to act as agent for Distributor or for any Fund; (ii) PaineWebber will initiate transactions only upon its client's order; (iii) Distributor will effect transactions only upon receiving instructions from PaineWebber as agent for its client; (iv) as between PaineWebber and its client, the client will have full beneficial ownership of all Shares; and (v) each transaction will be for the client's account and not for PaineWebber's own account.

     (e) PaineWebber agrees to make Shares available to its Program Clients only at their net asset value per share, as determined in accordance with the Fund's Prospectus and SAI. PaineWebber assumes no responsibility or liability for the determination of that net asset value or the total price.

     (f) Distributor, on behalf of each Fund, hereby appoints PaineWebber as each Fund's agent for the limited purpose of accepting orders of purchase and redemption by Program Clients and receipt by PaineWebber shall therefore constitute receipt by the Fund of such orders for purposes of determining the net asset value at which such orders will be executed.

     (g) PaineWebber and each Fund or its transfer, shareholder servicing and/or other agent has entered into a separate written agreement to facilitate the transmission of information regarding such accounts through the NETWORKING system of the National Securities Clearing Corporation ("NSCC") (that agreement and any exhibits thereto, the "NETWORKING Agreement"). The parties agree that each such account will be maintained through the NSCC's NETWORKING system at matrix level 3.

     (h) Unless required by a Fund's Prospectus or by any applicable federal or state law, rule, or regulation, certificates evidencing Shares will not be available, and any transaction in Shares will be effected and evidenced by book-entry on the records maintained by the Fund's transfer agent. If PaineWebber clients submit share certificates for transfer into Program accounts, PaineWebber will deposit such certificates, properly endorsed, with the Fund or its agent in accordance with the NETWORKING Agreement, applicable NSCC rules and procedures, and any other procedures that the parties may agree upon from time to time.

     (i) Except as specifically set forth herein, nothing in this Agreement will be deemed or construed to make PaineWebber a partner, employee, representative, or agent of Distributor or any Fund or to create a partnership, joint venture, syndicate, or association between or among said parties. Neither this Agreement nor the performance of the services of the parties hereunder will be considered to constitute an exclusive arrangement by either party.

3. PROGRAM CLIENTS. (a) Co-Administrator agrees to notify PaineWebber promptly of any change to any Fund's Prospectus or SAI that changes the requirements for offering the Shares to Program Clients at net asset value.

     (b) PaineWebber will maintain with the Fund's shareholder servicing agent separate accounts for each Program Client who purchases Shares pursuant to this Agreement.

     (c) Distributor and each Fund acknowledge that the identities of Program Clients and any other clients of PaineWebber (including any retirement plans), information about those clients, and all computer programs and procedures developed by PaineWebber or its agents in connection with their operations constitute PaineWebber's valuable property. Distributor and each Fund hereby agree that should they or their affiliates come into possession of any list or compilation of the identities of or other information about PaineWebber's clients, or any other property of PaineWebber, its affiliates or agents, Distributor and each Fund and their affiliates will hold such information or property in confidence and refrain from using, disclosing, or distributing any such information or other property except (i) with PaineWebber's prior written consent, or (ii) as required by law, regulation, or judicial process. Distributor and each Fund acknowledge that any breach of the foregoing agreements would result in immediate and irreparable harm to the other party for which there would be no adequate remedy at law and agrees that in the event of such a breach, the nonbreaching party will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate. Any reports or records related to the Program or to PaineWebber clients that PaineWebber may provide to Distributor or the Funds or any of their affiliates from time to time constitute the proprietary information of PaineWebber; each Fund, Distributor and their affiliates shall hold such information in confidence and shall refrain from using, disclosing, or distributing any of such information, except with PaineWebber's prior written consent or as required by law, regulation or judicial process.

4. SERVICES TO BE PROVIDED BY PAINEWEBBER. Pursuant to this Agreement, PaineWebber will render or cause to be rendered ongoing services to, and maintenance of shareholder accounts for Program Clients who hold Shares. These services may include but are not limited to:

     (a) providing Program Clients with Fund Prospectuses, SAIs, educational publications and other Fund information;

     (b) helping Program Clients to complete Fund forms and to designate and update dividend options, account designations, and mailing addresses;

     (c) processing telephonic, mail and in-person inquiries regarding the Funds;

     (d) researching and providing historical activity information about Shares for periods prior to client's entry into Program;

     (e) coordinating bank-to-bank wire transfers in connection with transactions in Shares, on transfers for which no separate fee is charged to Program Clients; and

     (f) providing such other assistance and support to Program Clients as the parties may agree upon from time to time.

In no event shall such services include investment advice.

5.   COMPENSATION.  (a)  As compensation for providing the services described in
Section 4 hereof, Co-Administrator (or any successor as permitted pursuant to this Agreement) will pay PaineWebber a service fee, which will be calculated and accrued as .25% per annum of the value of the average monthly assets in the Program that are invested in each Fund, to be computed and paid on a monthly basis. No compensation will be payable hereunder by the Funds.

     (b) For any communication to Fund shareholders that PaineWebber makes on behalf of Distributor pursuant to this Agreement, Distributor will provide PaineWebber with copies of the communications in amounts as PaineWebber may reasonably request and Distributor will reimburse PaineWebber for all reasonable out-of-pocket expenses that PaineWebber incurs in mailing such shareholder communications, including the cost of any mailing agent. In addition, Distributor will reimburse PaineWebber for any reasonable out-of-pocket costs it incurs to receive, tabulate and transmit proxies.

     (c) Upon execution of an amendment pursuant to Section 11 of this Agreement, the parties may change or discontinue any fee schedule or agree on a revised schedule. With respect to services provided after the effective date of any change in or discontinuance of a fee schedule, any fees will be allowable or payable to PaineWebber only in accordance with such change, discontinuance, or termination. Services provided before the effective date of any such change, discontinuance, or termination will be subject to the fee schedule that was in effect at the time the services were provided.

6. INFORMATION RELATING TO THE FUNDS. (a) No person is authorized to make any representations concerning shares of a Fund that are inconsistent with the Fund's currently effective registration statement, including exhibits thereto, or in the offering documents, sales literature, and marketing materials described in Section 6(b) below. PaineWebber assumes no responsibility or liability for the representations contained in such registration statement or other materials not produced by PaineWebber or any of its affiliates.

     (b) PaineWebber will furnish, or cause to be furnished, to Distributor or its designee any offering documents, sales literature, and marketing materials (including materials disseminated through radio, television, or other electronic media) in which Distributor, any Fund, its investment adviser or subadviser, if any, is named, except that PaineWebber may use advertising, promotional, and other written materials relating to the availability of Shares through the Program if that material refers to the Funds or the Distributor only insofar as it includes the names of particular Funds and indicates that they are available to Program Clients or indicates generally that PaineWebber makes available to its clients certain funds distributed by Distributor.

     (c) PaineWebber will furnish or cause to be furnished to Distributor sales material required to be furnished pursuant to section 6(b) of this Agreement at least five Business Days prior to use, except that if an item of sales material has already been reviewed by Distributor and then is revised solely with respect to statistical data relating to the Funds, PaineWebber will furnish that material or cause it to be furnished to Distributor at least three days prior to use.

     (d) No sales material that must be submitted to Distributor or its designee pursuant to section 6(b) or 6(c) of this Agreement shall be used if the Distributor or its designee objects to such use within five Business Days after receipt of such material (or, with respect to previously reviewed material that is being revised solely with respect to statistical data on the Funds, within three Business Days), provided however, that such consent shall not be unreasonably withheld. Advertising and promotional materials for the Program also may refer generally to the availability of Shares at net asset value, "no load," or "load waived;" provided that such materials also reflect that Program Clients will be charged an account management fee in connection with their participation in the Program.

     (e) Distributor acknowledges that Distributor, the Funds or any of their affiliates may provide information about the Funds to CDA Investment Technologies, Inc. ("CDA") for publication on the CDA information system. Distributor will review for completeness and accuracy any and all such information as it appears on the CDA system. PaineWebber assumes no responsibility or liability for information about the Funds available on the CDA system.

7. COMPLIANCE WITH REGISTRATION REQUIREMENTS. Distributor and the Trust hereby represent and warrant that each Fund's Shares have been registered or qualified for sale under the federal securities laws and that appropriate notice filings or other qualifications have been made under the securities laws of those states and jurisdictions in which Distributor or the Trust has advised PaineWebber that such Shares may be offered and sold, and that each Fund's registration statement complies in all material respects with applicable regulatory and disclosure requirements. PaineWebber will not process purchase orders for Fund Shares on behalf of its customers who reside in a particular state if Trust or Distributor has advised PaineWebber, in connection with state securities laws, not to do so. Absent written notice to the contrary, PaineWebber will assume that shares of each Fund are registered in every state and jurisdiction that requires registration prior to sale. Distributor agrees to comply with the Understanding Regarding the Accuracy, Completeness and Circumstances of Providing Written Materials, attached hereto as Exhibit B, and hereby makes the representations, warranties, and covenants set forth therein which shall be deemed to continue throughout the term of this Agreement. PaineWebber agrees to comply with all applicable federal and state laws and regulations relating to the services provided hereunder, and PaineWebber acknowledges and agrees that neither Distributor, Co-Administrator, Trust nor the Funds are responsible for PaineWebber's compliance with such applicable laws. No registration filing with or consent of any governmental authority is necessary for the performance of the duties of PaineWebber under this Agreement.

8. NOTIFICATION OF ELECTION. Each Fund hereby represents and warrants that it has filed a notification of election on Form N-18F-1 notifying the SEC that it has committed to pay in cash all requests for redemption by any shareholder of record subject to the limitations set forth in rule 18f-1 under the 1940 Act.

9. AUTHORIZATION. (a) Distributor represents and warrants to PaineWebber that the person executing this Agreement on behalf of Distributor is duly authorized to execute and deliver this Agreement on behalf of Distributor.

     (b) Each Fund represents and warrants to PaineWebber that the person executing this Agreement on behalf of each Fund is duly authorized to execute and deliver this Agreement on behalf of each Fund.

     (c) PaineWebber represents and warrants that it and the persons executing this

Agreement on its behalf are duly authorized to execute and deliver this Agreement on behalf of PaineWebber.

10. INDEMNIFICATION. (a) Distributor will indemnify and hold harmless PaineWebber, each director, officer, employee, and agent of PaineWebber, and each person who is or may be deemed to be controlling, controlled by or under common control with PaineWebber from and against any and all direct and indirect claims, damages, losses, liabilities, or expenses (including the reasonable costs of investigation and reasonable attorney's fees) resulting from (i) the willful misconduct or negligence, as measured by industry standards, of Distributor, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement; (ii) any violation of any law, rule, or regulation relating to the registration or qualification of shares of a Fund, except to the extent such violation results from the willful misconduct or negligence, as measured by industry standards, of PaineWebber; (iii) any untrue statement, or alleged untrue statement, of a material fact contained in any Fund's registration statement or any offering documents, sales literature, or marketing materials that Distributor, a Fund or any of their affiliates provide to PaineWebber or to CDA, or any omission, or alleged omission, to state a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iv) any breach or violation of the representations, warranties, or covenants set forth in Exhibit B hereto; PROVIDED, HOWEVER, that Distributor will not be liable for indemnification hereunder to the extent that any claim, damage, loss, liability, or expense results from the willful misconduct or negligence, as measured by industry standards, of PaineWebber or its affiliates. Such right of indemnification will survive the termination of this Agreement.

     (b) PaineWebber will indemnify and hold harmless Distributor and each director, officer, employee, and agent of Distributor and each person who is or may be deemed to be controlling, controlled by or under common control with Distributor, from and against any and all direct and indirect claims, damages, losses, liabilities, or expenses (including the reasonable costs of investigation and reasonable attorney's fees) resulting from (i) the willful misconduct or negligence, as measured by industry standards, of PaineWebber, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, (ii) any untrue statement, or alleged untrue statement, of a material fact contained in offering documents, sales literature, or marketing materials that PaineWebber or any of its affiliates produces and provides to Program Clients who are Fund shareholders, or any omission, or alleged omission, to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) the failure to timely and properly transmit orders and instructions to the Funds or their affiliates, or (iv) cancellation or subsequent correction of any orders and instructions transmitted to the Funds (or their affiliates); PROVIDED, HOWEVER, that PaineWebber will not be liable for indemnification hereunder to the extent that any claim, damage, loss, liability, or expense results from the willful misconduct or negligence, as measured by industry standards, of Distributor, Co-Administrator, or Trust or their affiliates. This right of indemnification will survive the termination of this Agreement.

     (c) If any action, suit, or proceeding is initiated against any party indemnified hereunder ("Indemnified Party") with respect to which such party intends to seek indemnification, the Indemnified Party will notify the other party ("Indemnifying Party") of such action, suit, or proceeding promptly after service of the summons or other first legal process. Such notice will be given by a means of prompt delivery that provides confirmation of receipt to the address detailed below under Section 14. The failure of the Indemnified Party so to notify the Indemnifying Party will relieve the Indemnifying Party of its indemnity obligation with respect to that action, suit, or proceeding to the extent that such omission results in the forfeiture of substantive rights or defenses by the Indemnifying Party; failure to give prompt notice will not relieve the Indemnifying Party of any liability that it otherwise may have to the Indemnified Party. The Indemnifying Party will be entitled to assume the defense of such action, suit, or proceeding with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party elects to assume the defense thereof and retains counsel, the Indemnified Party will bear the fees and expenses of any additional counsel retained by it, unless (1) the employment of counsel by the Indemnified Party has been authorized in writing by the Indemnifying Party, (2) the Indemnified Party has reasonably concluded that there may be legal defenses available to it or other Indemnified Parties that are different from, or in addition to those available to the Indemnifying Party (in which case the Indemnifying Party will not have the right to direct the defense of such action on behalf of the Indemnified Party) or (3) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees and expenses of counsel will be at the expense of the Indemnifying arty or Parties. All such fees and expenses will be reimbursed promptly as they are incurred. An Indemnifying Party will not be liable for any settlement of any action or claim effected without its written consent, or, in connection with any proceeding or related proceeding in the same jurisdiction, for the fees and expenses of more than one separate counsel for all indemnified parties, except to the extent provided herein. The Indemnifying Party will keep the Indemnified Party informed of all material developments and events relating to such action, suit, or proceeding. If the Indemnifying Party does not elect to assume the defense, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by it, which fees and expenses will be payable to the Indemnified Party at such intervals as the parties may determine or upon the Indemnifying Party's receipt of a bill related thereto.

     (d) In no case shall the indemnification provided in this Section 10 be available to protect any person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its or his obligations or duties hereunder, or by reason of its or his reckless disregard of its or his obligations and duties hereunder.

11. AMENDMENTS. This Agreement may be amended only by an instrument in writing signed by each party.

12. DURATION AND TERMINATION OF AGREEMENT. (a) This Agreement will continue in effect unless terminated as provided herein. A party may terminate this Agreement without cause by giving the other party at least sixty (60) days' written notice of its intention to terminate. This Agreement will terminate automatically in the event of its "assignment" (as defined in the 1940 Act).
The termination of this Agreement with respect to any given Fund will not cause its termination with respect to any other Fund.

     (b) In the event that (i) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against a party; (ii) a party files a petition in bankruptcy or a petition seeking similar relief under any bankruptcy, insolvency, or similar law, or a proceeding is commenced against a party seeking such relief; (iii) a party is found by the SEC, the National Association of Securities Dealers ("NASD"), or any other federal or state regulatory agency or authority to have violated any applicable federal or state law, rule, or regulation arising out of its activities in connection with this Agreement; or (iv) a Fund rescinds or removes any authority or approval necessary for Distributor to enter into this Agreement, this Agreement will terminate effective immediately upon notice of termination by the other party. Each party agrees to notify the other promptly in the event of any such filing, finding of violation, or other action under this subparagraph.

     (c) The failure of a party to terminate this Agreement for a particular cause will not constitute a waiver of the right to terminate this Agreement at a later date for the same or another cause; PROVIDED, HOWEVER, that any termination for an event specified in Section 12(b) above must occur within 120 days of the date on which the terminating party receives notice of the applicable filing or finding of violation.

     (d) After the date of termination of this Agreement (the "Termination Date"), the compensation described in Section 5 hereof will continue to be due with respect to any Shares held by PaineWebber clients pursuant to the Program on the Termination Date for so long as such shares are held in a Program account and PaineWebber continues to provide the services described in Section 4 hereof (other than services relating to shares purchased after the Termination Date). PaineWebber agrees that, in the event of termination of the Agreement as provided in this Section 12, it shall provide Co-Administrator with such reports and certificates as Co-Administrator may reasonably request as necessary to determine that the continued payment of compensation has been calculated in accordance with this Agreement.

     (e) If PaineWebber permits a client that withdraws from the Program to move Shares held in the Program to a PaineWebber brokerage account or to a different PaineWebber advisory program, the payment of compensation by the Co-Administrator to PaineWebber with respect to such shares shall be governed by the dealer agreement between Co-Administrator and PaineWebber or, in the case of an advisory program, by the agreement between Co-Administrator and PaineWebber that relates to that advisory program.

13. ARBITRATION. In the event of a dispute with respect to this Agreement that the parties are unable to resolve themselves, such dispute will be settled by arbitration before arbitrators sitting in the Borough of Manhattan, New York, New York in accordance with the then existing NASD Code of Arbitration Procedure ("NASD Code"). The arbitrators will act by majority decision, and their award may allocate attorneys' fees and arbitration costs between the parties. Their award will be final and binding between the parties, and such award may be entered as a judgment in any court of competent jurisdiction. The parties agree that, to the extent permitted by the NASD Code, the arbitrators will be selected from the securities industry.

14. NOTICES. Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given under this Agreement will be given in writing and delivered by personal service, by postage prepaid mail -- return receipt requested, by overnight carrier or by facsimile machine or a similar means of same or next day delivery which provides evidence of receipt (with a confirming copy by mail as set forth herein). All notices to PaineWebber will be given or sent to PaineWebber at its offices at 1285 Avenue of the Americas, 15th Floor, New York, NY 10019, Attention: Brendan Boyle, Director of Mutual Fund Sales and Marketing, Copy to: Victoria Schonfeld, General Counsel, Mitchell Hutchins Asset Management Inc., 1285 Avenue of the Americas, 18th Floor, New York, NY 10019.

All notices to Distributor will be given or sent to: ALPS Mutual Fund Services, Inc., 370 Seventeenth Street, Suite 3100, Denver, CO 80202.

All notices to Co-Administrator will be given or sent to: Denver Investment Advisors LLC, 1225 Seventeenth Street, 26h Floor, Denver, CO 80202.

All notices to Trust will be given or sent to: Westcore Trust, 370 Seventeenth Street, Suite 3100, Denver, CO 80202.

Each party may change the address to which notices will be sent by giving notice to the other party in accordance with this Section 14.

15. MISCELLANEOUS. (a) This Agreement will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of choice of laws.

     (b) If any provision of this Agreement is held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of the Agreement will continue to be valid and enforceable.

     (c) The names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Amended and Restated Declaration of Trust dated November 19, 1987 as amended July 16, 1990 and as may be further amended from time to time which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and the principal office of the Trust. The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of the Agreement or otherwise affect their meaning or interpretation.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized representative of the parties hereto:

(PLEASE PRINT OR TYPE)

ALPS Mutual Funds Services, Inc.


By:/s/ Edmund J. Burke
   ------------------------------
Name: Edmund J. Burke
Title: Senior Vice President


Denver Investment Advisors LLC


By:/s/ Kenneth V. Penland
   ------------------------------
Name:  Kenneth V. Penland
Title:  Chairman


Westcore Trust
On behalf of the Funds listed on Exhibit A to this Agreement


By:/s/ Jack D. Henderson
   ------------------------------
Name:  Jack D. Henderson
Title:  Vice President


PAINEWEBBER INCORPORATED
1285 Avenue of the Americas
New York, NY 10019


By:/s/ Brendon Boyle
   ------------------------------
Name:  Brendon Boyle
Title:  Sr. Vice President

                                      EXHIBIT A


Distributor is the principal underwriter and distributor for each of the following Funds that are parties to the Agreement:

                        (INSERT FUND NAMES HERE; PLEASE TYPE)


Westcore MIDCO Growth Fund

Westcore Growth and Income Fund

Westcore Blue Chip Fund

Westcore Small-Cap Opportunity Fund

Westcore Intermediate-Term Bond Fund

Westcore Long-Term Bond Fund

Westcore Colorado Tax-Exempt Fund

                                      EXHIBIT B

                             UNDERSTANDING REGARDING THE
                ACCURACY, COMPLETENESS AND CIRCUMSTANCES OF PROVIDING
                                  WRITTEN MATERIALS


     PaineWebber Incorporated and its affiliates ("PaineWebber") have a formal policy relating to all offering documents, sales literature, and marketing materials (1) of outside mutual fund products made available through PaineWebber's Program, including all such materials distributed or made available by you. All such materials must be up-to-date as of the time they are distributed or made available by you to PaineWebber personnel, including, but not limited to, PaineWebber's employees, agents and representatives. In addition, for all such materials that you distribute or make available to PaineWebber personnel, you represent, warrant and covenant now and for such materials in the future that:

     1. PUBLIC MATERIALS: All materials intended for public dissemination which are distributed or made available by you to PaineWebber personnel have been submitted to and cleared by the United States Securities and Exchange Commission or the National Association of Securities Dealers, Inc., as appropriate for use by an NASD member, and comply with applicable laws, rules and regulations.

     2. "INTERNAL USE ONLY" MATERIALS: No material will be distributed or made available to PaineWebber personnel which is intended for "internal" or "broker use only."

     3. CONTINUING COMPLIANCE: You acknowledge that the distribution to PaineWebber personnel of the above-referenced materials that are not in compliance with the above statements is strictly prohibited, and you acknowledge that PaineWebber is relying on you fulfilling your obligations and agreements hereunder. Further, you will take all reasonable actions to prevent the distribution to PaineWebber personnel of any such materials that are inconsistent with these representations.

--------------------
(1) Sales literature, marketing materials and "Internal Use Only" documents include, but are not limited to: broker-dealer kits; brochures; newsletters; advertisements; documents regarding sales promotions or contests; questions and answer sheets; scripts; speech outlines or other public presentations; prospecting or solicitation letters; slide presentations; audiotapes and videotapes; columns prepared for outside publications; reprints or excerpts from published materials; and any documents or materials adapted from the above materials.